Exhibit 10.4

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Regulus Therapeutics Inc. (“Regulus”) or any of its subsidiaries and who is designated by the Compensation Committee of the Board as eligible to receive compensation for his or her services as a member of the Board (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service following the closing of the initial public offering of Regulus’ common stock (the “IPO”).

This policy will be effective upon the date of the underwriting agreement between the Regulus and the underwriters managing the initial public offering of the common stock of Regulus (the “Common Stock”), pursuant to which the Common Stock is priced in the IPO. This policy may be amended at any time in the sole discretion of the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer and fee set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $32,000

b.	Chairman of the Board $60,000

2.	Annual Committee Chair Service Fee:

a.	Chairman of the Audit Committee: $20,000

b.	Chairman of the Compensation Committee: $10,000

c.	Chairman of the Nominating & Corporate Governance Committee: $7,500

3.	Annual Committee Member (non-Chair) Service Fee:

a.	Audit Committee: $5,000

b.	Compensation Committee: $5,000

c.	Nominating & Corporate Governance Committee: $2,500

Equity Compensation

The equity compensation set forth below will be granted under the Regulus 2012 Equity Incentive Plan (the “Plan”), subject to the Regulus stockholders’ approval of the Plan. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common

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Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Grant: On the date of the Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 30,000 shares of Common Stock. One-third of the shares will vest on the one year anniversary of the date of grant and the balance of the shares will vest in a series of 24 equal monthly installments therafter, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date. An Eligible Director who, in the one year prior to his or her initial election to serve on the Board as a non-employee director, served as an employee of Regulus or one of its subsidiaries will not be eligible for an initial grant.

2. Annual Grant: On the date of each Regulus annual stockholder meeting held after the effective date of the IPO, each Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 17,500 shares of Common Stock. One-third of the shares will vest on the one year anniversary of the date of grant and the balance of the shares will vest in a series of 24 equal monthly installments therafter, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date.

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